SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 27, 2001

NEW YORK COMMUNITY BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22278 (Commission File Number)	06-1377322 (IRS Employer Identification No.)

615 Merrick Avenue, Westbury, New York (Address of Principal Executive Offices)	11590 (Zip Code)

Registrant's telephone number, including area code: (516) 683-4100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events.

           New York Community Bancorp Inc., a Delaware corporation ("NYCB"), announced on March 27, 2001 that it had entered into an Agreement and Plan of Merger (the "Plan") with Richmond County Financial Corp., a Delaware corporation ("RCF"), pursuant to which RCF will be merged with and into NYCB (the "Merger") with NYCB as the corporation surviving in the Merger.

           Under the terms of the Plan, each share of common stock, par value $0.01 per share, of RCF ("RCF Common Stock") issued and outstanding immediately prior to the effective time of the Merger, will be converted into and constitute 0.68 shares of common stock, par value $0.01 per share, of NYCB ("NYCB Common Stock"), which will be the equivalent of 1.02 shares of NYCB Common Stock upon the consummation of the NYCB stock dividend payable on March 29, 2001. The Merger is subject to various conditions, including adoption of the Plan by the stockholders of each of NYCB and RCF and the receipt of required regulatory approvals. The Merger is intended to qualify as a tax-free reorganization. A copy of the Plan is attached hereto as Exhibit 2.1.

           In connection with the execution of the Plan, NYCB and RCF entered into reciprocal stock option agreements, each dated as of March 27, 2001 (the "Stock Option Agreements"), pursuant to which (i) NYCB has the right, under certain specified circumstances, to purchase up to 19.9% of the issued and outstanding shares of common stock of RCF, subject to certain adjustments at a price per share equal to $26.50 and (ii) RCF has the right, under certain specified circumstances, to purchase up to 19.9% of the issued and outstanding shares of common stock of NYCB, subject to certain adjustments at a price per share equal to $40.80 ($27.20 after giving effect to the adjustment resulting from the NYCB stock dividend payable on March 29, 2001). Copies of the Stock Option Agreements are attached hereto as Exhibits 10.1 and 10.2.

           The Plan and the Stock Option Agreements are incorporated herein by reference and the above description of those documents and the transactions contemplated thereby are qualified in their entirety by reference to those exhibits.

Item 7.	Financial Statements and Exhibits.

(c)	Exhibits.
2.1	Agreement and Plan of Merger, dated as of March 27, 2001, by and between NYCB and RCF.
10.1	Stock Option Agreement, dated as of March 27, 2001, by and between NYCB, as issuer, and RCF, as grantee.

10.2	Stock Option Agreement, dated as of March 27, 2001, by and between RCF, as issuer, and NYCB, as grantee.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK COMMUNITY BANCORP INC.
By:	/s/ Michael J. Lincks

	Name: Title:	Michael J. Lincks Executive Vice President and Corporate Secretary

Date: March 28, 2001

INDEX TO EXHIBITS

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of March 27, 2001, by and between NYCB and RCF.
10.1	Stock Option Agreement, dated as of March 27, 2001, by and between NYCB, as issuer, and RCF, as grantee.
10.2	Stock Option Agreement, dated as of March 27, 2001, by and between RCF, as issuer, and NYCB, as grantee.